3.0 Personal Trading

Established September 1, 2004
Revised February 17, 2005
Revised December 12, 2005
Revised April 3, 2006
Revised and Adopted December 20, 2007
Revised December 29, 2009
Revised December 29, 2010
Revised November 16, 2011

INTRODUCTION

Cutler Investment Counsel, LLC (the “Adviser”) has adopted this Code of Ethics (“the Code”) which amends and restates the Adviser’s Personal Trading Policy and its Procedures to Implement Cutler Investment Counsel, LLC’s Code of Ethics. This Code shall be effective as of the date set forth above. This Code pertains to the Adviser’s investment advisory services to all series (each a “Fund” collectively, the “Funds”) of The Cutler Trust, a registered management investment company (the “Trust”), and other clients of the Adviser (together with the Funds, the “Clients”). The Adviser has a fiduciary duty to its Clients that requires individuals associated with the Adviser to act for the benefit of the Clients. Potential conflicts of interest may arise in connection with the personal trading activities of the Adviser’s personnel. This Code establishes standards and procedures designed to prevent improper personal trading, to identify conflicts of interest, and to provide a means to resolve actual or potential conflicts of interest.

In addition to its specific prohibitions, this Code prohibits conduct made unlawful under Rule 17j-1 of the Investment Company Act of 1940, as amended (the “1940 Act”), and also prohibits any such conduct in connection with any Client. Rule 17j-1 makes it unlawful for any affiliated person of or principal underwriter for the Funds to take the following actions in connection with the purchase or sale, directly or indirectly, by such person of a “Security Held or to be Acquired by a Fund” (as defined below):
1.	To employ any device, scheme, or artifice to defraud the Fund;
2.
To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice, or course of business that operates, or would operate, as a fraud or deceit on the Fund; or
4.	To engage in any manipulative practice with respect to the Fund.

The Adviser requires that its personnel adhere to this Code as a basic condition of employment at the Adviser. If you have any questions about the propriety of any activity, you should consult with the Review Officer or other responsible personnel of the Adviser.

SECTION 1. DEFINITIONS

All defined terms, the definition of which is not otherwise set for herein, shall have the same meaning as set forth in Rule 17j-1 and the 1940 Act and shall be interpreted as modified by or interpreted by orders of the Securities and Exchange Commission (the “Commission”), by rules, regulations, or releases adopted, or issued, by the Commission, or other interpretative releases or letters issued by the Commission or its staff. For purposes of this Code,

(a)	Access Person has the same meaning as in Rule 17j-1 and includes any director, officer, employee or Advisory Person of the Adviser

(b)
Beneficial Ownership has the same meaning as in Rule 16a-1(a)(2) for the purposes of Section 16 of the Securities Exchange Act of 1934 (the “1934 Act”). Generally, a person is considered the beneficial owner of securities if the person has a pecuniary interest in the securities and includes securities held by members of the person’s immediate family sharing the same household, or other persons if, by reason of any contract, understanding, relationship, agreement or other arrangement, the person obtains from such securities benefits substantially equivalent to those of ownership.

(c)
Review Officer is the person or persons appointed by the Adviser to approve and to review any transaction by an Access Person as required by this Code. With respect to transactions of and reports filed by the Review Officer the President shall act in the capacity of Review Officer.  The Review Officer is William Beggs, Assistant Compliance Officer.

(d)
Control has the same meaning as in Section 2(a)(9) of the 1940 Act and generally means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

(e)	Covered Security is a security as defined in Section 2(a)(36) of the 1940 Act and includes any option written to purchase or sell a security, but does not include:
i.	direct obligations of the United States Government;
ii.	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and
iii.	shares issued by any open-end investment company (specifically including Exchange Traded Funds “ETFs” and other index fund products).

(f)
Initial Public Offering has the same meaning as in Rule 17j-1 and is an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

(g)
Limited Offering has the same meaning as in Rule 17j-1 and is an offering that is exempt from registration under Sections 4(2) or 4(6) of the 1933 Act or under Rules 504, 505, or 506 promulgated there under.

(h)	Security Held or to be Acquired by a Fund means any Covered Security which, within the most recent 14 days:
i.	is or has been held by a Fund; or
ii.	is being or has been considered by a Fund or the Adviser for purchase by a Fund; and
iii.	any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraph (a)(10)(i) of this section.

SECTION 2. POLICIES

(a)
General. It is the policy of the Adviser that no Access Person shall engage in any act, practice, or course of conduct that would violate this Code. Each Access Person has the responsibility of ensuring that all personal trading (for themselves and members of their household) and other professional activities comply with the policies in this Code.  In addition, all Supervised Persons are required to comply with all applicable federal and state securities laws. An Access Person may not, directly or indirectly, acquire or dispose of beneficial ownership of a Covered Security, unless (1) such purchase or sale has been approved by the Review Officer, (2) the approved transaction is completed by the close of business on the second trading day after approval is received, and (3) the Review Officer has not rescinded such approval prior to execution of the transaction. Request for any such approval must be submitted electronically to the Review Officer. An Access Person may not use proprietary or insider knowledge to directly or indirectly acquire or dispose of beneficial ownership of a Covered Security.  Access Person accounts and transactions will be reviewed for infractions by the Review Officer or his/her designee to ensure compliance with company policies.

(b)
Blackout Periods. No Access Person shall purchase or sell, directly or indirectly, any security on a day during which a Client has a pending “buy” or “sell” order in that same security until that order is executed or withdrawn.

(c)	Exempted Transactions. The prohibitions of paragraph (b) of this section shall not apply to the following transactions:
i.	purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;
ii.	purchases or sales that are nonvolitional on the part of the Access Person;
iii.	purchases that are part of an Automatic Investment Plan (as defined under Rule 17j-1); and
iv.
purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

v.	Transactions which are conducted as part of an investment strategy (e.g. fee paying accounts) are exempt.

(d)
Additional Pre-Clearance Requirements. No Access Person may directly or indirectly acquire Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering unless the person obtains verification for the transaction from the Review Officer (“IPO / Limited Offering Pre-Clearance”). The Review Officer may approve the transaction if the Review Officer concludes that the transaction would not cause a material conflict of interest with a Client or operate to the detriment or disadvantage of a Client. A request for IPO / Limited Offering Pre-Clearance must be made by completing the IPO / Limited Offering Pre-Clearance Form (in the sample form attached as Exhibit A) and submitting it to the Review Officer.

(e)
Undue Influence: Disclosure of Personal Interest. No Access Person shall cause or attempt to cause any Client to purchase, sell, or hold any security in a manner calculated to create any personal benefit to the Access Person. No Access Person shall cause or recommend any securities transaction for a Client without having disclosed to the Review Officer his or her interest, if any, in such securities or the issuer thereof, including, without limitation, (i) his or her Beneficial Ownership of any securities of the issuer, (ii) any position with the issuer or its affiliates, (iii) any family member’s Beneficial Ownership of any securities of the issuer or position with the issuer or its affiliates of which the Access Person is aware, and (iv) any present or proposed business relationship between the issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other hand. The Review Officer may approve a transaction of the type described in this paragraph if the Review Officer concludes that the transaction would not cause a material conflict of interest with a Client or operate to the detriment or disadvantage of a Client.

(f)	Corporate Opportunities. All Access Persons are expressly prohibited from taking personal advantage of any opportunity properly belonging to a Client.

(g)
Confidentiality. Except as required in the normal course of carrying out an Access Person’s business responsibilities, Access Persons are prohibited from revealing information relating to the investment intentions or activities of any Client or securities that are being considered for purchase or sale for any Client.

SECTION 3. REPORTING REQUIREMENTS

These reporting requirements are for the purpose of providing the Adviser with appropriate information to determine with reasonable assurance whether Access Persons are observing this Code.
(a)
Unless excepted under paragraph (b) of this section, every Access Person must make the following reports to the Adviser. Each report must be dated on the day that the report is submitted to the Adviser. An Access Person may include a statement that the information in the report shall not be deemed an admission that the Access Person has Beneficial Ownership of any Covered Security to which the report relates.

i.	Initial Holdings Reports. No later than 10 days after a person becomes an Access Person, the Access Person must submit the following information.
A.	The title, number of shares, and principal amount of each Covered Security in which the Access Person had Beneficial Ownership when the person became an Access Person; and
B.
As of the date the person became an Access Person, the name of any broker, dealer, or bank which maintains an account in which any Covered Securities of which the Access Person has Beneficial Ownership were held.

C.	The information provided within the report must be current as of 45 days prior to employment/becoming access person.

ii.
Transaction Reports. All Access Persons are required to file with the Review Officer and the Adviser’s Chief Compliance Officer, no later than 30 days after the end of each calendar quarter, a report of all personal transactions in Covered Securities for that quarter.

iii.
Annual Holdings Reports. On an annual basis, not later than January 30 of each year, all Access Persons shall file with the Review Officer and the Adviser’s Chief Compliance Officer, a certification of compliance with this Code, which report shall also include the following information (current as of a date no more than 45 days before the report is submitted):

A.	The title, ticker symbol, date of report submitted, number of shares, and principal amount of each Covered Security in which the Access Person has Beneficial Ownership; and
B.	The name of any broker, dealer or bank which maintains an account in which any Covered Securities of which the Access Person has Beneficial Ownership are held.

(b)
Exceptions from Reporting Requirements. An Access Person need not make a report under paragraph (a) of this section for transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or Control. An Access Person need not make a quarterly transaction report under this Section with respect to transactions effected pursuant to an Automatic Investment Plan.

(c)
Alternative Reporting. The submission to the Review Officer and the Adviser’s Chief Compliance Officer of duplicate broker trade confirmations and statements on all Covered Securities transactions attached to a signed and dated quarterly Transaction Report shall be deemed to satisfy the quarterly Transaction Report requirement. The Annual Holdings Report may be satisfied by confirming annually, in writing, the accuracy of the records maintained by the Review Officer and the Adviser’s Chief Compliance Officer and recording the date of the confirmation.

SECTION 4. ADMINISTRATION OF THE CODE

(a)
Notification Of Access Persons. The Adviser shall identify all Access Persons and inform them of this Code and their reporting requirements under this Code. Each Access Person shall be required to acknowledge in writing, that he or she has received a copy of, has read and fully understands and will comply with, this Code.

(b)
Review and Report to the Adviser. The Adviser’s Review Officer shall review the reports required under this Code and shall report violations of the Code at least quarterly to the Adviser and to the Board of Trustees of the Trust.  Please see 8.1 Procedures to Implement Code of Ethics section 4.iv. for additional details regarding the review of reports.

(c)
Sanctions. Upon discovering a violation of this Code, the Adviser may impose any sanctions that it deems appropriate, including, among other things, a letter of censure, or suspension or termination of the employment of the violator.

(d)	Duty to Report. All Employees and/or Access Persons have a responsibility to report violations of this code to the CCO or his/her designee.

(e)
Report to Board. At least annually, the Adviser must furnish to the Funds’ Board of Trustees a written report that describes any issues arising under the Code, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations.

SECTION 5. MAINTENANCE OF RECORDS

(a)	The Adviser shall maintain and cause to be maintained in an easily accessible place a copy of this Code and any other Code that has at any time within the past 5 years been in effect.

(b)	The Adviser also shall maintain and cause to be maintained:

i.
A record of any violation of this Code and of any action taken as a result of the violation in an easily accessible place for at least 5 years following the end of the fiscal year in which the violation occurred.

ii.	A copy of each report made by an Access Person for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place.
iii.
A record of all persons who, currently or within the past five years, are or were Review Officers or Chief Compliance Officers, and who, currently or within the past five years, are or were Access Persons required to make reports under this Code.

iv.	A copy of each Access Person’s Code of Ethics Acknowledgement will be maintained throughout their employment and for a period of at least five years after termination.
v.
A copy of each report made to the Funds’ Board of Trustees under this Code for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

vi.
A record of the approval of, and rationale supporting, any direct or indirect acquisition by Access Persons of an Initial Public Offering or a Limited Offering for at least five years after the end of the fiscal year in which approval is granted.